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                                                                      EXHIBIT 11

                          FINA, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  FOR THE FIVE YEARS ENDING DECEMBER 31, 1996
                                 (IN THOUSANDS)

FINA, INC. CONSOLIDATED

                                            1996       1995       1994       1993       1992
                                          --------   --------   --------   --------   --------
Net pre-tax earnings....................  $228,262   $161,078   $152,357   $ 96,115   $ 20,110
Fixed charges...........................    55,086     61,561     56,010     69,106     71,743
Adjustment for capitalized interest.....    (4,889)    (7,873)    (2,422)    (3,234)    (2,702)
                                          --------   --------   --------   --------   --------
  Earnings as adjusted (A)..............  $278,459   $214,766   $205,945   $161,987   $ 89,151
                                          ========   ========   ========   ========   ========
Fixed Charges:
Interest Expense:.......................  $ 43,137   $ 50,707   $ 47,023   $ 58,190   $ 61,762
Rents under leases representative of an
  interest factor (1)...................    11,949     10,854      8,987     10,916      9,981
                                          --------   --------   --------   --------   --------
Fixed Charges as adjusted (B)...........  $ 55,086   $ 61,561   $ 56,010   $ 69,106   $ 71,743
                                          ========   ========   ========   ========   ========
          RATIO OF EARNINGS TO FIXED
            CHARGES:
            (A) DIVIDED BY (B)..........       5.1        3.5        3.7        2.3        1.2
                                          ========   ========   ========   ========   ========

FOCC CONSOLIDATED

                                            1996       1995       1994       1993       1992
                                          --------   --------   --------   --------   --------
Net pre-tax earnings....................  $204,670   $152,824   $145,819   $100,147   $ 17,818
Fixed charges...........................    54,980     61,420     55,863     68,747     71,557
Adjustment for capitalized interest.....    (4,852)    (7,788)    (2,371)    (3,198)    (2,663)
                                          --------   --------   --------   --------   --------
  Earnings as adjusted (A)..............  $254,798   $206,456   $199,311   $165,696   $ 86,712
                                          ========   ========   ========   ========   ========
Fixed Charges:
Interest Expense........................  $ 43,134   $ 50,706   $ 47,021   $ 58,182   $ 61,717
Rents under leases representative of an
  interest factor(1)....................    11,846     10,714      8,842     10,565      9,840
                                          --------   --------   --------   --------   --------
  Fixed Charges as adjusted (B).........  $ 54,980   $ 61,420   $ 55,863   $ 68,747   $ 71,557
                                          ========   ========   ========   ========   ========
          RATIO OF EARNINGS TO FIXED
            CHARGES:
            (A) DIVIDED BY (B)..........       4.6        3.4        3.6        2.4        1.2
                                          ========   ========   ========   ========   ========

---------------

(1) Management of the Company believes approximately one-third of rental and lease expense is representative of the interest component of rent expense.

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